                                                                   EXHIBIT 10(k)


                                   AGREEMENT
                                       OF
                              LIMITED PARTNERSHIP

                                       OF

                        AEJH 1987-A LIMITED PARTNERSHIP

                                 By and Between


                          ALEXANDER ENERGY CORPORATION

                               As General Partner

                                      and

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                               As Limited Partner

                               TABLE OF CONTENTS

                                                                                                     Page
                                  ARTICLE I
                                 ORGANIZATION

SECTION    1.01   Formation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
           1.02   Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
           1.03   Principal Place of Business   . . . . . . . . . . . . . . . . . . . . . . . .        2
           1.04   Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
           1.05   Organizational Certificates   . . . . . . . . . . . . . . . . . . . . . . . .        3
           1.06   Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
           1.07   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3

                                  ARTICLE II
                            CAPITAL CONTRIBUTIONS

SECTION    2.01   Initial Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . .        8
           2.02   Optional Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . .        9
           2.03   Payment of Capital Contributions  . . . . . . . . . . . . . . . . . . . . . .        9
           2.04   Default in Payment of Capital Contributions   . . . . . . . . . . . . . . . .       10
           2.05   Return of Capital Contributions   . . . . . . . . . . . . . . . . . . . . . .       11
           2.06   Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
           2.07   Certain Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
           2.08   Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12

                                 ARTICLE III
                       COSTS, REVENUES AND ALLOCATIONS

SECTION    3.01   Sharing of Costs and Revenues   . . . . . . . . . . . . . . . . . . . . . . .       15
           3.02   Allocations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
           3.03   Limitations on Deductions   . . . . . . . . . . . . . . . . . . . . . . . . .       18
           3.04   Lender as Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
           3.05   Windfall Profit Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .       19

                                  ARTICLE IV
                           MANAGEMENT AND OPERATION

SECTION    4.01   Management of Partnership Affairs   . . . . . . . . . . . . . . . . . . . . .       19
           4.02   Powers of General Partner   . . . . . . . . . . . . . . . . . . . . . . . . .       19
           4.03   Operating Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
           4.04   Limitations on General Partner's Powers   . . . . . . . . . . . . . . . . . .       21
           4.05   Performance of Obligations as Operator  . . . . . . . . . . . . . . . . . . .       22
           4.06   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
           4.07   Fiduciary Relationship  . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
           4.08   Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24

           4.09   Organizational Costs and Organizational Fee   . . . . . . . . . . . . . . . .       24
           4.10   Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24

                                  ARTICLE V
                                    TAXES

SECTION    5.01   Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
           5.02   Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
           5.03   Maintenance of Status as Partnership    . . . . . . . . . . . . . . . . . . .       26
           5.04   Partnership Tax Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

                                  ARTICLE VI
                          RIGHTS OF LIMITED PARTNER

SECTION    6.01   Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
           6.02   Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
           6.03   Limited Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
           6.04   Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28

                                 ARTICLE VII
                                DISTRIBUTIONS

SECTION    7.01   Monthly Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
           7.02   Method of Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29

                                 ARTICLE VIII
                  BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

SECTION    8.01   Maintenance of Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
           8.02   Periodic Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
           8.03   Quarterly Financial Reports   . . . . . . . . . . . . . . . . . . . . . . . .       31
           8.04   Annual Certified Financial Statements   . . . . . . . . . . . . . . . . . . .       31
           8.05   Additional Reports and Information  . . . . . . . . . . . . . . . . . . . . .       32
           8.06   Bank Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32

                                  ARTICLE IX
                  OPTIONAL OPERATIONS; LEASEHOLD ACQUISITION

SECTION    9.01   Optional Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
           9.02   Acquisition of Leasehold Interests  . . . . . . . . . . . . . . . . . . . . .       34
           9.03   Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       35

                                  ARTICLE X
              ASSIGNMENT OF INTERESTS AND SUBSTITUTIONS; REMOVAL

SECTION    10.01  Assignment by Limited Partners  . . . . . . . . . . . . . . . . . . . . . . .       35
           10.02  Assignment by General Partner   . . . . . . . . . . . . . . . . . . . . . . .       36
           10.03  Partition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
           10.04  Removal of the General Partner  . . . . . . . . . . . . . . . . . . . . . . .       36

                                  ARTICLE XI
                         LIQUIDATION AND TERMINATION

SECTION    11.01  Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       36
           11.02  Covenant Not to Withdraw  . . . . . . . . . . . . . . . . . . . . . . . . . .       38
           11.03  Continuation and Reconstitution   . . . . . . . . . . . . . . . . . . . . . .       38
           11.04  Liquidation and Termination   . . . . . . . . . . . . . . . . . . . . . . . .       38
           11.05  Cancellation of Certificate   . . . . . . . . . . . . . . . . . . . . . . . .       40

                                 ARTICLE XII
                              GENERAL PROVISIONS

SECTION    12.01  No Third-Party Beneficiaries; Assignability; Binding Nature   . . . . . . . .       40
           12.02  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
           12.03  Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
           12.04  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       41
           12.05  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
           12.06  Rights Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
           12.07  Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
           12.08  No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
           12.09  Internal References   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       42
           12.10  Counterpart Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . .       42


EXHIBIT A         Form of Certificate of Limited Partnership
EXHIBIT B         Insurance

                                   AGREEMENT
                                       OF
                              LIMITED PARTNERSHIP
                                       OF
                        AEJH 1987-A LIMITED PARTNERSHIP

         THIS AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is entered into as of December 28, 1987, by and between ALEXANDER ENERGY CORPORATION, an Oklahoma corporation, as general partner (the "General Partner") and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation, as limited partner (the "Limited Partner"). The General Partner and the Limited Partner are each sometimes referred to herein individually as a "Partner" and collectively as "Partners." This Agreement is entered into under the following terms and conditions:

                                   ARTICLE I.

                                  ORGANIZATION

         1.01 Formation. The parties hereto hereby form a limited partnership (the "Partnership") for the purposes hereinafter set forth under and pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended, 6 Del. C. Section 17-101 et seq. (the "Act"). The Limited Partner is hereby admitted as a limited partner of the Partnership.

         1.02 Name. The name of the Partnership shall be "AEJH 1987-A Limited Partnership" and all Partnership business shall be conducted in such name, unless the law of a state in which the Partnership does business requires that the business be conducted in some other name. In such a case, the business may be conducted under such other name or names as the General Partner shall determine to be necessary that do not adversely affect the limited liability of the Limited Partner hereunder. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its assets in the name of the Partnership. Nothing in this Section 1.02 shall be deemed to limit the ability of the General Partner, any Affiliate, or any other person to operate Leasehold Interests in which the Partnership owns an interest pursuant to an Operating Agreement as described in Section 4.03.

         1.03 Principal Place of Business. (a) The address of the registered office of the Partnership in the State of Delaware shall be:

                 The Corporation Trust Company
                 1209 Orange Street
                 Corporation Trust Center
                 Wilmington, New Castle County, Delaware 19801

The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be:

                 The Corporation Trust Company
                 1209 Orange Street
                 Corporation Trust Center
                 Wilmington, New Castle County, Delaware 19801

                 (b) The principal place of business of the Partnership shall be:

                 600 Triad Center
                 501 Northwest Expressway
                 Oklahoma City, Oklahoma 73118

or such other place as designated by the General Partner. The Partnership shall have such other places of business as the General Partner deems necessary or desirable. The General Partner shall notify the Limited Partner of any change in the principal place of business of the Partnership.

                 (c)      The General Partner's principal place of business is:

                 600 Triad Center
                 501 Northwest Expressway
                 Oklahoma City, Oklahoma 73118

         The Limited Partner's principal place of business is:

                 P.O. Box 111
                 Boston, Massachusetts 02117
                 Attention:  Bond and Corporate Finance Department

         1.04 Purposes. The purpose of the Partnership shall be to acquire, own, and dispose of Leasehold Interests attributable to the Chalmers Properties and otherwise, to explore for, produce, transport, sell, treat, and process oil, gas, and other minerals produced therefrom. The Partnership may also acquire, own and dispose of other Leasehold Interests and explore for, produce, transport, sell, treat, and process oil, gas and other minerals therefrom, and may engage in any other business that now or hereafter may be necessary, proper, advisable, or convenient to accomplish the purposes set forth herein, and that are not forbidden by the laws of any jurisdiction in which the Partnership does business.

         1.05 Organizational Certificates. Immediately following the execution hereof, the General Partner shall cause the Partnership to execute and file the Certificate with the Secretary of State of Delaware and shall deliver a certified copy thereof as filed to the Limited Partner. The Certificate shall be in the form of Exhibit A. The General Partner also shall deliver to the Limited Partner a certified copy of each amendment to the Certificate (if any) as filed with the Secretary of State of Delaware promptly after such filing. Upon the request of the General Partner, the Limited Partner shall execute, acknowledge, and deliver all other certificates and instruments conforming with this Agreement that are necessary to enable the General Partner to organize, qualify, continue, and terminate the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) under the laws of the State of Delaware and to qualify, continue, and terminate the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) in all other jurisdictions in which the Partnership may conduct business. Prior to commencing business the General Partner shall obtain an opinion of counsel satisfactory to the Limited Partner as to the limited liability of the Limited Partner under the laws of the State of Delaware. Prior to conducting business in any jurisdiction other than Delaware, the General Partner shall comply with all requirements necessary to qualify the partnership as a foreign limited partnership (or a partnership in which the Limited Partner has limited liability) in such jurisdiction and shall obtain an opinion of counsel in such jurisdiction satisfactory to the Limited Partner as to the limited liability of the Limited Partner in such jurisdiction. Throughout the term of the Partnership, the General Partner shall cause the partnership to comply with all requirements necessary to maintain the limited liability of the Limited Partner under the laws of the State of Delaware and of each other jurisdiction in which the Partnership does business.

         1.06 Term. The Partnership shall commence at the time the Certificate is filed with the Secretary of State of Delaware and shall continue in existence until the close of Partnership business on December 31, 2010, or until the earlier termination of the Partnership in accordance with any provision of this Agreement.

         1.07 Definitions. As used in this Agreement, the terms "Agreement," "General Partner," "Limited Partner," "Partner," "Partnership," and "Act" shall have the meanings set forth hereinabove. In addition, the following terms shall have the following respective meanings:

                 "Acquisition Amount" with respect to any property acquired by the Partnership (or group of properties acquired in the same transaction) including, without limitation, any Leasehold Interest or interest therein, shall mean (a) if such property (or group of properties) is contributed to the Partnership by a Partner, the fair market value thereof as determined by the contributing Partner and the Partnership, or (b) if such property (or group of properties) is purchased by the Partnership or otherwise acquired except as described in clause (a), the purchase price or other consideration paid by the Partnership therefor.

                 "Affiliate" shall mean any person or entity controlling, controlled by, or under common control with the General Partner. "Control" as used in the immediately preceding sentence, means, with respect to any person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity.

                 "Business Day" shall mean any day other than a Saturday, a Sunday, or a holiday for banks in the State of Oklahoma or the Commonwealth of Massachusetts.

                 "Capital Contribution" shall mean any Initial Contribution or Optional Contribution.

                 "Carrying Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                          (i) The Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

                          (ii) The Carrying Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times:

                                  (a)      The acquisition of an additional
         interest in the Partnership by any new or existing Partner in exchange for more than a minimal capital contribution;

                                  (b)      The distribution by the Partnership
         to a Partner of more than a minimal amount of Partnership property other than money, unless all partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their interest in the Partnership; and

                                  (c)      Termination of the Partnership for
         federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

                          (iii) If the Carrying Value of an asset has been determined or adjusted pursuant to (i) or (ii) above, such Carrying Value shall hereafter be adjusted by the Depreciation taken into account with respect to such asset.

                 "Certificate" shall mean the Certificate of Limited Partnership of the Partnership, as it may be amended or restated from time to time.

                 "Certified Public Accountants" shall mean Arthur Young & Co. or such other certified public accounting firm of national standing designated by the General Partner and approved by the Limited Partner.

                 "Chalmers Agreement" shall mean that certain Agreement between the Partnership, Chalmers Exploration Company and John Hancock Mutual Life Insurance Company to be dated as of December , 1987.

                 "Chalmers Properties" shall mean all Leasehold Interests acquired by the Partnership from Chalmers Exploration Company under or pursuant to the Chalmers Agreement.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Cost Overruns" shall mean the excess of the costs charged to the Partnership in connection with any Optional Operation over the amount of Optional Contributions, if any, agreed to be made to the Partnership by the Partners to fund such Optional Operation.

                 "Depreciation" shall mean, for each taxable year of the Partnership, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such taxable year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, then the depreciation, amortization or cost recovery deductions with respect to such Partnership property shall be computed in accordance with any reasonable method selected by the Partnership; provided, (i) if the book value of the Partnership property exceeds the adjusted tax basis thereof, the depreciation, amortization or cost recovery deduction, as computed by the Partnership, will be no less than the depreciation, amortization or cost recovery deduction as computed for tax purposes, and (ii) if the adjusted tax basis of the Partnership property exceeds the book value thereof, the depreciation, amortization, or cost recovery deduction, as computed by the Partnership, will be no greater than the depreciation, amortization or cost recovery deduction, as computed for tax purposes.

                 "Distributable Net Revenues" shall mean Net Revenues less all payments made by the Partnership to the Limited Partner pursuant to the Note.

                 "Election Period" shall have the meaning specified in Section 9.01.

                 "Initial Contribution" shall mean any contribution to the capital of the Partnership made pursuant to Section 2.01.

                 "Initial Costs" shall mean the Acquisition Amounts of the Leasehold Interests that the Partnership shall acquire, and the costs of drilling, testing, and completing or plugging and abandoning Partnership Wells (other than plugging and abandoning after a period of production), but shall exclude Lease Operating Costs.

                 "Interest Rate" shall mean the lower of (a) 2% over the prime commercial lending rate from time to time announced by Citibank, N.A. for new 90-day loans to substantial and responsible borrowers or (b) the maximum lawful rate provided for by applicable law.

                 "Lease Operating Costs" shall mean costs chargeable to the Partnership under an Operating Agreement other than the costs of (i) acquiring Leasehold Interests, (ii) drilling, testing, and completing or plugging and abandoning a Partnership Well, or (iii) Optional Operations; provided, however, such term shall include (x) the costs of plugging and abandoning Partnership Wells after a period of production and (y) the costs of reworking a Partnership Well.

                 "Leasehold Interest" shall mean any right, title, or interest (or contractual right to acquire any right, title, or interest) in and under any oil, gas or other mineral lease or any other interest in oil and gas including, without limitation, mineral rights, leases, royalties, overriding royalties, or farm-ins.

                 "Management Fee" shall mean the monthly fee to be paid to the General Partner pursuant to Section 4.10.

                 "Net Operating Cash Flow" shall mean the excess, if any, of the Partnership's share of the aggregate Revenues generated by and identifiable with the Partnership's Leasehold Interests, over the aggregate of all Lease Operating Costs.

                 "Net Revenues" shall mean the Revenues attributable to the Partnership's Leasehold Interests less all cash expenditures (including, without limitation, the Management Fee and Organizational Costs but excluding payments on the Note) attributable to the Partnership's Leasehold Interests.

                 "Note" shall mean that certain promissory note issued by Chalmers Exploration Company ("Chalmers") to the Limited Partner dated October 31, 1985, as amended by that certain Amendment and Assumption Agreement by and between Chalmers, the Limited Partner, and the Partnership to be dated as of December , 1987, and having an amended outstanding principal balance of $1,400,000.00.

                 "Operating Agreement" shall mean any operating or similar agreement to which the Leasehold Interests of the Partnership are subject.

                 "Optional Contribution" shall mean any contribution to the capital of the Partnership to fund an Optional Operation under Section 9.01, or acquire additional Leasehold Interests under Section 9.02.

                 "Optional Operation" shall mean the drilling, recompleting, deepening, or plugging back of a Partnership Well; provided, however, that any matter that, under the applicable Operating Agreement, the operator may undertake without the consent of the co-owners shall not constitute an Optional Operation.

                 "Organizational Costs" shall mean all costs associated with forming the Partnership and qualifying it as a foreign limited partnership (or a partnership in which the Limited Partner has limited liability), including, without limitation, fees of Vinson & Elkins, and all reasonable expenses incurred by the General Partner in connection with the acquisition of the Chalmers Properties and the negotiation, preparation, printing, reproduction, execution, delivery, filing, recording or registration and any refiling, re-recording, or re-registration, of this Agreement and the Chalmers Agreement and all instruments and documents executed and delivered pursuant hereto and thereto, including counsel fees and expenses and all reasonable out-of-pocket expenses and fees.

                 "Organizational Fee" shall mean the sum of $25,000 which shall be paid by the Partnership to the General Partner upon the formation of the Partnership.

                 "Partnership Account" shall mean the Partnership's bank account described in Section 8.06.

                 "Partnership Well" shall mean any well in which the Partnership has an interest.

                 "Payout" shall mean that point in time when the Limited Partner shall have received either (1) payments on the Note, whether as principal or interest, or (2) out of the Net Revenues, cash distributions under Section 7.01, in an amount equal to the sum of $1,400,000.00 plus any Optional Contributions of the Limited Partner.

                 "Revenues" for any period shall mean the gross revenues to the Partnership during such period from whatever source derived (including, without limitation, revenues from production of Partnership Wells, sale of Leasehold Interests and other Partnership assets, and interest income on Partnership funds).

                 "Sharing Ratio" shall have the meaning specified in Section
         3.01.

                                  ARTICLE II.

                             CAPITAL CONTRIBUTIONS

         2.01 Initial Contributions. Following the formation of the Partnership, the Partnership shall enter into the Chalmers Agreement. It is contemplated that the Partnership will acquire the Chalmers Properties under the Chalmers Agreement. Certain of the Chalmers Properties will be acquired by the Partnership subject to (i) that certain Mortgage, Deed of Trust, Assignment, Assignment of Production, Security Agreement and Financing State-ment dated as of October 25, 1985, and executed by Chalmers Exploration Company ("Chalmers") to Margaret M. Stapleton, Trustee, in favor of the Limited Partner, as holder of the Note, with respect to certain properties located in the State of Texas, (ii) that certain Mortgage, Deed of Trust, Assignment, Assignment of Production, Security Agreement and Financing Statement executed by Chalmers to Margaret M. Stapleton, Trustee, in favor of the Limited Partner, as holder of the Note, covering certain properties located in the State of Oklahoma (collectively, the "Mortgages"), and (iii) that certain Deed of Trust and Security Agreement executed by Chalmers to Margaret M. Stapleton, Trustee, in favor of the Limited Partner, as holder of the Note, covering certain interests in two tracts of land located in Taylor County, Texas, containing approximately 0.44 and 0.36 acres of land, respectively, more or less, (the "Deed of Trust"), as those instruments may have been modified to correct typographical errors by that certain letter from Chalmers to the Limited Partner dated August 12, 1986, and each of which instruments having been recorded as described in the recording schedule attached hereto as Schedule I.

         In the event the Note is paid in full prior to a foreclosure of the Mortgages and the Deed of Trust, whether in connection with a dissolution of the Partnership or otherwise, the Limited Partner agrees that it will release the Mortgages and the Deed of Trust.

         2.02 Optional Contributions. If, pursuant to Article IX, the Limited Partner shall elect to make Optional Contributions, each Partner shall be liable to contribute to the capital of the Partnership an amount equal to its Sharing Ratio of the Partnership's share of the costs of the Optional Operations or acquisitions in question, as the case may be. Within a reasonable time after any such election shall be made, the General Partner shall prepare any appropriate amendments to this Agreement and any other certificates or documents that have been filed that may be required by law, in form and substance satisfactory to the Limited Partner and its counsel, setting forth the Limited Partner's agreement to make such Optional Contributions. To the extent required by applicable law, such amendments shall be executed, acknowledged and delivered by the Partners and filed by the General Partner as required by the laws of the State of Delaware and any other state in which the Partnership then shall be doing business.

         2.03 Payment of Capital Contributions. On or before the 15th day of each calendar month (but if such day shall not be a Business Day, on the first Business Day thereafter), the General Partner shall present the Limited Partner with a certificate stating that the General Partner is in compliance with the provisions of this Agreement and that no event described in Section 11.01(g) or
11.02 has occurred with respect to the General Partner and a statement, in reasonable detail, of the fol-lowing items to the extent that same constitute costs incurred by the Partnership in accordance with this Agreement:

                 (a) estimated dry-hole costs or completion costs of any Partnership Well as set forth in Authority for Expenditure statements received prior to the date of the statement from the General Partner and since the latest such statement that the Limited Partner shall have received from the operator of such Partnership Well (which Authorities for Expenditure, if the General Partner shall be the operator, shall be for amounts proportional to those of other owners of working or operating interests in such Partnership Well taking into account the percentage of such interests);

                 (b) amounts by which actual dry-hole costs or completion costs of any Partnership Well during the preceding month shall have exceeded previously estimated costs, reduced by amounts by which actual dry-hole costs or completion costs of any Partnership Well shall have fallen short of previously estimated costs as per a final accounting thereof prepared by the operator of such Partnership Well and received prior to the date of the statement from the General Partner and since the latest such statement (and, if the General Partner shall be the operator, such accounting shall be prepared as soon as reasonably practicable after completion of all operations with respect to such Partnership Well); and

                 (c)      costs of acquiring Leasehold Interests as provided in
Section 9.02, unless previously funded; provided, however, that no such cost or expense shall be included in such a statement more than once.

         To the extent that funds are at that time required to pay that portion of the costs so itemized as to which the Limited Partner has elected to make Optional Contributions, the itemized statement shall include a request by the General Partner for contributions to the Capital of the Partnership, stating specifically the amounts of Capital Contributions required at that time. To the extent the Limited Partner has elected to make Optional Contributions in accordance with the provisions of Article IX, then not later than the 15th day after the Limited Partner's receipt of such statement, each Partner shall pay into the Partnership Account by wire transfer of immediately available funds an amount equal to its Sharing Ratio of the total Capital Contributions so called for by the General Partner with respect to the Optional Operations or acquisitions in question, as the case may be.

         2.04 Default in Payment of Capital Contributions. In the event any Partner shall default in the payment of any Capital Contribution such Partner shall be obligated to make, the Partnership shall have all rights and remedies available at law, in equity, or under this Agreement to collect the unpaid amount of such Capital Contribution, and if such amount or any portion thereof shall remain unpaid for ten days after the date due, such unpaid amount shall bear interest at a rate equal to the Interest Rate from the date due until paid.

         2.05 Return of Capital Contribution. No Partner shall be entitled to a return of any cash or property contributed to the capital of the Partnership except as provided in Section 4.09 or Articles VII and XI; provided, however, that if the Limited Partner shall have agreed to make Optional Contributions but shall not have received statements pursuant to
Section 2.03 calling for the actual contribution of such amounts within six months following the date of such agreement (or such other time as the General Partner and the Limited Partner may agree at the time of the Limited Partner's agreement to make such Optional Contributions), or if any amount so contributed shall not have been spent within such six-month (or other) period, the Limited Partner shall not be required to contribute any amount not already contributed and the amounts already contributed but not so spent shall constitute "revenues received by the Partnership during the immediately preceding calendar month" for purposes of Section 7.01, and any such reduction or return shall constitute a compromise under Section 17-502(b) of the Act.

         2.06 Interest. No Partner shall be entitled to be paid interest on its capital account or on Capital Contributions.

         2.07 Certain Borrowings. Lease Operating Costs and Cost Overruns shall be funded out of Revenues generated by the Partnership's Leasehold Interests, to the extent that such Revenues are available therefor; provided, however, at any time the Partnership shall not have sufficient cash available to fund Lease Operating Costs and Cost Overruns, the General Partner shall notify the Limited Partner of the need for funds and the time by which they shall be needed. Before the time such funds are so needed, the Limited Partner, at its sole option, may lend funds to the Partnership, or propose to third parties that they make loans to the Partnership, to cover such needs, but in any such case, the interest rate shall be lower than the General Partner's average short-term borrowing rate. If the Limited Partner shall not make or arrange for such loans by the time the funds shall be needed to pay Lease Operating Costs or Cost Overruns, the General Partner may (a) advance such funds for or on behalf of the Partnership, and each such advance shall constitute a loan from the General Partner to the Partnership and shall bear interest (on the basis of a 365-day year) from the date of the advance until the date of repayment at the average short-term borrowing rate then being paid by the General Partner, or (b) cause the Partnership to borrow such funds from one or more third parties that are not Affiliates but only if such loan is (i) unsecured or (ii) nonrecourse except as to Leasehold Interests on which such funds shall be spent; provided, however, that the aggregate of any and all of such funds borrowed by the Partnership as described in clauses (a) or (b) of this sentence, shall not exceed $200,000. Such advances shall not be considered as Capital Contributions. All advances shall be repaid out of the next available funds of the Partnership, including Capital Contributions received; provided, however, that if such advance is from a partner, any amounts so payable shall be applied to amounts then due to the Partnership from such Partner. The partners acknowledge their intent that, from time to time the General Partner may, with the contemporaneous written consent of the Limited Partner, cause the Partnership to borrow additional funds needed to fund Cost Overruns, provided that the aggregate of such additional borrowings and Distributable Net Revenues retained by the General Partner pursuant to the last sentence of Section 7.01 hereof shall not exceed $700,000 at any one time.

         2.08 Capital Accounts. A capital account shall be established and maintained for each Partner. Except as specified in clauses (A) through (G) below, each Partner's capital account shall be (a) increased by (i) the amount of cash and the fair market value of all property contributed by such Partner to the Partnership (net of any liabilities assumed by the Partnership on account thereof or to which such property is subject at the time of such acquisition), (ii) that Partner's allocable share of income and gain for federal income tax purposes, including income and gain (other than Simulated
Gain) described in Treasury Regulation Section 1.704-l(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), (iii) that Partner's allocable share of Simulated Gain, and
(iv) that Partner's allocable share (determined by reference to its share of the related proceeds of such items under the terms of this Agreement) of income exempt from tax described in Section 705 (a)(1)(B) of the Code, and (b) decreased by (i) the amount of cash and the fair market value of property distributed to such Partner (net of liabilities assumed by the Partner or to which the property is subject), (ii) that Partner's allocable share of losses and other items of deduction for federal income tax purposes, including loss and deduction (other than Simulated Loss) described in Treasury Regulation
Section 1.704-l(b)(2)(iv)(g), but excluding loss and deduction described in Treasury Regulation Section 1.704-1(b)(4)(i), (iii) that Partner's allocable share of Simulated Loss and Simulated Depletion, (iv) that Partner's al1ocable share of expenditures described in Section 705(a)(2)(B) of the Code (determined by reference to such Partner's share of the cost of such related items), and
(v) the amount of windfall profit tax withheld on such Partner's proportionate share of income resulting from sales of crude oil. The definitions and rules governing the maintenance and operation of the capital accounts and the computation of the amounts to be charged and credited thereto are as follows:

                 (A) If the Carrying Value of any property contributed to the Partnership is different from its adjusted basis, upon a sale or other taxable disposition of such property the gain or loss resulting from such sale or disposition with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value. If the Carrying Value of any distributed property is different from its then adjusted basis on the books and records of the Partnership, the gain or loss (including Simulated Gain or Simulated Loss) that would have been realized if such properties had been sold and the cash proceeds distributed to such Partner or Partners shall be charged or credited to the capital accounts of the Partners in accordance with the preceding sentence. In lieu of the depreciation, amortization and other cost recovery deduction taken into account for federal income tax purposes there shall be taken into account Depreciation as defined in Section 1.07.

                 (B) The allocation of basis pursuant to Section 3.02(f) and amounts realized pursuant to clause (D) below to a Partner shall have no effect on that Partner's capital account except as specified in clause (C) below. Further, neither the deduction for depletion nor the taxable gain or loss resulting upon the sale, abandonment, or other taxable disposition of an oil or gas property (all as computed pursuant to Section 3.02(f)), shall be charged or credited to any Partner's capital account, except to the extent and in the manner provided in clause (C) below.

                 (C) For the purposes of maintaining the Partners' capital accounts, the following rules shall apply:

                          (x) The Partnership shall establish and maintain books and records containing asset accounts representing the aggregate adjusted depletable basis credited to the capital accounts of all Partners in each oil or gas property (as defined in Section 614 of the Code) at the time the property first begomes a property of the Partnership (the "Simulated Basis"). The Simulated Basis for each property shall be adjusted from time to time in the same manner as if the Simulated Basis were the Partnership's adjusted basis in such property to reflect (1) additions to basis and (2) Simulated Depletion, as provided in clause (y) below; and the Simulated Basis, as adjusted, shall be utilized to determine Simulated Gain or Simulated Loss, as provided in clause (z) below.

                          (y) The Partnership shall compute a depletion allowance ("Simulated Depletion") on each oil or gas property for each taxable year based on the Simu-lated Basis, as theretofore adjusted, in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). Such Simulated Depletion allowance with respect to each oil or gas property shall be allocated to the Partners, and shall reduce each Partner's capital account, in the same proportion that the Partners were allocated the adjusted basis of such property as provided in
         Section 3.02(f). However, in no event shall the Partnership's aggregate Simulated Depletion allowance with respect to an oil or gas property exceed the Partnership's Simulated Basis of such property.

                          (z) The Partnership shall compute simulated gain or loss attributable to the sale, abandonment, or other taxable disposition of an oil or gas property based on the difference between the amount realized from the disposition and the Simulated Basis of such property, as theretofore adjusted. Any resulting gain ("Simulated Gain") shall be allocated to the Partners and shall increase their respective capital accounts in the same manner as the amount realized from such disposition in excess of Simulated Basis is allocated to the Partners under Section 2.08(D). Any resulting loss ("Simulated Loss") shall be allocated to the Partners and shall reduce their capital accounts in the same proportion that such Partners (or their predecessors in interest) shall have been allocated the adjusted basis of such property as provided in Section 3.02(f).

                 (D) Subject to the provisions of Section 2.08(A), for purposes of determining each Partner's allocable share of the amount realized from the sale or other taxable disposition of oil or gas properties (other than oil, gas, or other hydrocarbon substances), the following steps shall be taken:
First, the portion of the amount realized that represents a recovery of the Partnership's Simulated Basis, as theretofore adjusted to date, in each property sold or disposed of shall be allocated to the Partners in the same proportion as the Partners (or their predecessors in interest) shall have been allocated adjusted basis with respect to that property under Section 3.02(f). Second, any remaining portion of the amount realized shall then be allocated to the Partners in such a way as to cause, to the maximum extent possible, the total amount realized allocated to that Partner under this clause (D) to equal that Partner's Sharing Ratio of the proceeds derived from such sale or other disposition (including such Partner's Sharing Ratio of any proceeds from the sale or disposition of tangible property associated with such oil or gas property).

                 (E) In the event the Carrying Value of the Partnership assets is adjusted in accordance with the provisions of Subparagraph (ii) under the definition of "Carrying Value" contained in Section 1.07 hereof, the capital accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

                 (F) In all events, and notwithstanding anything contained in this Agreement which might otherwise produce a conflicting result, capital accounts shall be maintained in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and Section 1.704-1(b)(4)(iv).

                 (G) In the event any interest in the partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest, and to the extent such succession is necessary to maintain the capital accounts in compliance with applicable Treasury Regulations.

                                  ARTICLE III.

                        COSTS, REVENUES AND ALLOCATIONS

         3.01 Sharing of Costs and Revenues. All costs and revenues of the Partnership shall be shared between the Partners in proportion to their respective sharing ratios ("Sharing Ratios"). The Partners' Sharing Ratios shall be as follows:

                 (a) Prior to Payout, all costs (other than interest payable pursuant to Section 7.02) and revenues shall be shared:

            General Partner                                 1%
            Limited Partner                                99%

                 (b)      Interest payable pursuant to Section 7.02:

            General Partner                               100%
            Limited Partner                                 0%

                 (c)      After Payout, all costs and revenues shall be shared:

            General Partner                                25%
            Limited Partner                                75%

         3.02 Allocations. Except as provided in Section 11.04, for accounting and income tax purposes all items of Part-nership income, gain, loss, deduction, and credit shall be allocated to the Partners as follows:

                 (a) All items of income arising from the sale of oil, gas, or other hydrocarbon substances and all other items of income or gain other than those items described in Section 3.02(b), (c), (h), (k), (l) and (m) shall be allocated to the Partners in accordance with the allocation of the revenues giving rise to such income or gain;

                 (b) Gain or loss realized upon the sale, abandonment, or other taxable disposition of all or part of any oil or gas property shall be computed separately by the Partners in the same manner as depletion pursuant to
Section 3.02(f) and shall not be charged or credited to any Partner's capital account, except to the extent and in the manner provided in Section 2.08(C)(2);

                 (c) Gain or loss realized upon the sale, abandonment, or other taxable disposition of tangible property shall be allocated to the Partners in accordance with their contributions to the unadjusted cost basis of such tangible property;

                 (d) Cost recovery deductions with respect to tangible property shall be allocated to the Partners in accordance with their respective contributions to the unadjusted cost basis of such tangible property;

                 (e) If any depreciation, cost recovery, or intangible drilling and development costs shall be recaptured as a result of the disposition of any Partnership property, the character of the gain allocated under other provisions of this Agreement shall be determined and allocated to the Partners in such manner and in the proportion (to the maximum extent possible) that the Partners that originally received allocations of cost recovery and intangible drilling and development cost deductions attributable to the assets disposed of shall recognize the ordinary income element of any such gain so recognized;

                 (f) The deduction for depletion with respect to each separate Partnership property (as defined in Section 614 of the Code) shall be computed separately for each Partner rather than by the Partnership and shall not be charged to any Partner's capital account; and for purposes of such computation, each Partner shall be considered to own, and shall be allocated, its proportionate share of the adjusted basis in each Partnership oil and gas property as follows: the proportionate share of each Partner in the adjusted basis of each Partnership property shall be such Partner's interest in the Partnership capital with respect to that property, which shall be determined in accordance with its Sharing Ratio (i) in the Partnership capital used to acquire or provide capitalized improvements to such property if the property shall be acquired or improved by the Partnership, or (ii) in the adjusted basis of property if such property shall be contributed to the Partnership; provided, however, that if the fair market value of such property differs from its adjusted basis to the contributor immediately preceding such contribution, the basis of such property shall be shared between the Partners to take account of such variance in accordance with the principles of Section 704(c) of the Code; and the General Partner shall maintain separate records for each Partner's share of the adjusted basis in each Partnership oil and gas property and adjust each Partner's share of the adjusted basis in each such property for any cost or percentage depletion allowable on such property and use such adjusted basis in the computation of gain or loss on the disposition of such property; provided, however, that the Limited Partner shall advise the General Partner upon request by the General Partner of the Limited Partner's adjusted basis on each oil and gas property of the partnership as computed in this Section 3.02(f); and the amount of gain or loss to be recognized by a Partner for income tax purposes as a result of the sale or other taxable disposition of an oil or gas property shall be equal to the difference between the amount realized from such sale or disposition allocated to such Partner, pursuant to Section 2.08(D) and such Partner's adjusted basis in such property, computed in the manner described above;

                 (g) Deductions with respect to Lease Operating Costs and intangible drilling and development costs shall be allocated to the Partners in accordance with their respective contributions to such costs;

                 (h) The consequent decrease in deduction or increase in income resulting from any dry-hole or bottom-hole contribution obtained from a third person in connection with the drilling of a Partnership Well shall be allocated in the same manner as the costs of drilling such Partnership Well are charged to the parties under this Agreement;

                 (i) All other losses, deductions, and credits not falling within the foregoing provisions of this Section 3.02 shall be allocated to and accounted for by each Partner in accordance with its respective contributions to the costs that gave rise to the loss, deduction, or credit;

                 (j) If not otherwise provided for herein, income arising from the receipt of property other than money shall be allocated to the Partners in the same proportions as the proceeds of sale would be shared if the property were sold immediately after receipt thereof by the Partnership;

                 (k)      Notwithstanding the foregoing provisions of this
Section 3.02, no allocation of loss or deduction (other than an allocation of nonrecourse deductions described in paragraph

3.02(l) below) shall be made to a Limited Partner to the extent such allocation would cause or increase a deficit balance in such Limited Partner's capital account. Such loss or deduction shall be allocated to the General Partner.

                 (l)      Notwithstanding the foregoing provisions of this
Section 3.02, in the event there is a net decrease in Partnership "Minimum Gain" during a Partnership taxable year, all Partners with a deficit capital account balance at the end of such year (excluding from each Partner's deficit capital account balance any amount that such Partner is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentence of Treasury Regulation
Section 1.704-1(b)(4)(iv)(f) computed with respect to the amount of Partnership minimum gain after such net decrease) will be allocated, before any other allocation is made under this Agreement of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions needed to eliminate such deficit as quickly as possible. For purposes of this Section 3.02(l), a Partner's capital account shall be reduced for the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In addition, for purposes of this Section 3.02(l), the amount of the Partnership's "Minimum Gain", and a Partner's share thereof, shall be as determined under Treasury Regulation Section 1.704-1(b)(4)(iv);

                 (m) In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner's capital account created by such adjustments, allocations, or distributions as quickly as possible; and

                 (n) Notwithstanding anything else herein provided to the contrary, all items of income, gain, loss and deduction with respect to property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of the variation between the basis of the property to the Partnership and its fair market value at the time of contribution, in such manner as the General Partner determines comports with the requirements of Section 704(c) of the Code and the Treasury Regulations issued thereunder.

         3.03 Limitation on Deductions. Notwithstanding any provision of this Agreement to the contrary, in no event shall (a) the aggregate deductions that may be claimed by the Partners as their distributive shares of Partnership losses during the first two years of operation of the Partnership exceed the sum of the capital contributions of the Partners to the Partnership, or

(b) the interest of the General Partner in any item of Partnership income, gain, loss, deduction, expense, or credit ever be less than 1% thereof.

         3.04 Lender as Partner. Without limiting the provisions of Section 4.04(a), no creditor that makes a nonrecourse loan to the Partnership may have or acquire at any time as a result of making the loan any direct or indirect interest in the profits, capital, or property of the Partnership unless and to the extent it is as a secured creditor.

         3.05 Windfall Profit Taxes. For windfall profit tax purposes, the Partnership's economic interest in any crude oil produced by it shall be allocated between the Partners on the basis of each Partner's proportionate share of income from such crude oil, and such Partner to whom such crude oil or the income therefrom is allocated shall be treated as the producer of such crude oil in accordance with the provisions of Section 4996(a)(1)(C) of the Code. The capital account of each Partner shall be charged with the amount of windfall profit tax withheld on such Partner's proportionate share of income resulting from sales of such crude oil. The General Partner shall keep records of all documents, material, and information necessary for the determination of windfall profit taxes and shall provide such records to the Partners as are necessary to enable each Partner timely to determine its windfall profit tax liability and to prepare and file any windfall profit tax returns or claims for credit or refund of windfall profit taxes due with respect to any Partnership production.

                                  ARTICLE IV.

                            MANAGEMENT AND OPERATION

         4.01 Management of Partnership Affairs. Except where the consent of the Limited Partner is expressly required by this Agreement or by law, the General Partner shall have full, complete, and exclusive authority to manage the affairs of the Partnership, to make all decisions regarding the business of the Partnership, and to perform any and all other acts or activities customary or incident to the management of the Partnership's business.

         4.02 Powers of General Partner. Except as otherwise provided in this Agreement or applicable law and subject in all respects to the terms, conditions, and limitations contained in this Agreement and any applicable Operating Agreement, the General Partner shall have the rights, powers, and authority to do on behalf of the Partnership all things that, in the General Partner's judgment, are necessary, proper, or desirable to carry out its duties and responsibilities pursuant to this Agreement, including, without limitation, the power:

                 (a) To acquire interests in Leasehold Interests to the extent permitted by Article IX and other real or personal property necessary or appropriate to the conduct of the Partnership business;

                 (b) To maintain, explore, develop, operate, manage, and defend the Partnership's property, to drill, test, plug and abandon, complete, equip, rework, deepen, and recomplete Partnership Wells for the production of oil and gas therefrom, and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement that would or might be done by a normal and prudent operator in the exploration, development, operation, and management of its own property;

                 (c) To sell the production accruing to the Leasehold Interests in which the Partnership owns an interest, and to execute gas sales contracts, casinghead gas contracts, transfer orders, division orders, or any other instruments in connection with the sale of production from the Leasehold Interests in which the Partnership owns an interest;

                 (d) To purchase, lease, rent, or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials, and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;

                 (e) To pay all taxes, charges, and assessments against the Partnership and its property;

                 (f) To sue and be sued, complain, and defend in the name of and on behalf of the Partnership;

                 (g) To quitclaim, surrender, release, or abandon the Partnership's interest in any Leasehold Interest not productive of oil or gas or to transfer same pursuant to forced pooling, unitization, and communitization orders of a governmental agency having jurisdiction over such Leasehold Interest; provided, however, that the General Partner shall notify the Limited Partner of any such action it proposes to take prior to taking such action and provided further that the General Partner shall not, and shall not permit any Affiliate to, file or otherwise instigate, directly or indirectly, proceedings leading to any such order;

                 (h) To execute and deliver all checks, drafts, endorsements, and other orders for the payment of Partnership obligations;

                 (i) To appear and to represent the Partnership before any regulatory agency, and to make all necessary or appropriate filings and elections before such agency; and

                 (j) To take any other action, execute, and deliver any other documents, and perform any other acts that the General Partner deems appropriate to carry out the business and affairs of the Partnership in accordance with this Agreement.

Persons dealing with the Partnership shall be entitled to rely conclusively on the specific authority and express power of the General Partner as set forth in this Agreement.

         4.03 Operating Agreements. The General Partner may cause the Partnership to enter into one or more Operating Agreements, which Operating Agreements shall govern the exploration, development, and operation of the Leasehold Interests in which the Partnership owns an interest. Except for Operating Agreements applicable to Leasehold Interests at the time the General Partner, an Affiliate, or the Partnership first shall acquire an interest therein, each such Operating Agreement (a) shall be on terms usual and customary in the oil and gas industry, (b) to the extent reasonably practicable shall be on the A.A.P.L. Form 610 (1977 or 1982 version) Model Form Operating Agreement, and (c) shall not include "non-consent penalties" exceeding 400% or permission for the operator to make expenditures in excess of $25,000 without the consent of the co-owners. The General Partner or an Affiliate may be the operator under any Operating Agreement even though it owns no interest in the Leasehold Interests governed thereby.

         4.04 Limitations on General Partner's Powers. Notwithstanding any other provisions of this Agreement to the contrary, the General Partner shall not have the power or authority to, and shall not, do, perform, or authorize any of the following for the Partnership without having first obtained the consent in writing of all of the Partners:

                 (a) Borrow any money in the name or on behalf of the Partnership except as provided in Section 2.07;

                 (b) Mortgage, pledge, assign in trust, or otherwise encumber any Partnership property, or to assign any monies owing or to be owing to the Partnership, except for the operator's lien provided for in any Operating Agreement to which the Partnership's Leasehold Interests are subject;

                 (c) Guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any person, firm, or corporation, other than of the Partnership;

                 (d) Sell, assign, farm out, abandon, or otherwise dispose of, or take any action that will lead to (or fail to take action that will prevent) the release or disposition of, the Partnership's interest in any Leasehold Interest on which a Partnership Well that is producing or capable of producing oil or gas in paying quantities shall be located; provided, however, that after a Partnership Well that previously shall have been producing shall have ceased production, or shall have been plugged, the General Partner may sell, assign, farm out, abandon, or otherwise dispose of, or take an action that will lead to (or fail to take action that will prevent) the disposition of, the Leasehold Interests in which the Partnership owns an interest with respect to such well, but if the General Partner or an Affiliate owns an interest for its own account in the same Leasehold Interests, the General Partner shall have the right to make such disposition or to take (or fail to take) such action for the Partnership if and only if it does so on the same terms and conditions as the General Partner or such Affiliate shall dispose of, or take action that will lead to (or fail to take action that will prevent) the release or disposition of, such interest it owns for its own account; and provided further that, if the same constitutes a permitted election under a forced pooling, unitization, or communitization order of a governmental agency having jurisdiction over such Leasehold Interest, the General Partner may cause the Partnership to farm out such Leasehold Interest to a person other than the General Partner or an Affiliate on terms usual and customary in the oil and gas industry, following five Business Days' notice to the Limited Partner;

                 (e) Cause the Partnership to purchase any Leasehold Interest unless the Limited Partner shall have agreed to contribute its Sharing Ratio of the costs of such purchase pursuant to Sections 2.02 and 9.02;

                 (f) Cause the Partnership to participate in any Optional Operation unless the Limited Partner shall have agreed to contribute its Sharing Ratio of the costs thereof pursuant to Sections 2.02 and 9.01, except as otherwise provided in the last sentence of Section 9.01;

                 (g) Take any action that would lead any third party reasonably to believe that the Limited Partner is a general partner of the Partnership; or

                 (h) Amend or in any way modify or change this Agreement, except as provided in Section 2.02 or 12.07.

         4.05 Performance of Obligations as Operator. The General Partner as operator under any Operating Agreement pursuant to which it is operator shall perform all of its obligations and duties thereunder in accordance with all of the terms and provisions thereof.

         4.06 Insurance. The General Partner shall carry and maintain in force and effect on behalf of the Partnership (either directly or through Operating Agreements) the insurance coverages shown on Exhibit B from the date hereof and as long hereafter as the Partnership remains in existence, or until the Limited Partner shall notify the General Partner that it no longer desires for the Partnership to be covered by such insurance. The General Partner shall be free to change insurance carriers from time to time; provided, however, that the coverages of the policies, their limits, and the financial standing of the insurance carriers at all times shall not be diminished from the coverages and limits of the policies and the financial standing of the insurance carriers shown on Exhibit B. The Partnership and the Limited Partner shall be named as additional insureds or loss payees on such policies, as the case may be. Each such insurance policy shall include a provision requiring the issuer of such insurance policy to give the Limited Partner 30 days' prior written notice of any change, alteration, cancellation, or termination of any such policy. Upon request by the Limited Partner, the General Partner shall cause the carrier of any such insurance to provide the Limited Partner a certificate of insurance or other evidence of such coverage satisfactory to the Limited Partner.

         4.07 Fiduciary Relationship. The General Partner shall have a fiduciary duty and obligation to the Limited Partner to conduct the affairs of the Partnership in the best interests of the Partnership and the mutual best interests of its Partners, including, without limitation, the safekeeping and use of all Partnership funds and assets and the use thereof for the benefit of the Partnership. The General Partner at all times shall act with integrity and in good faith and utilize its best efforts in all activities relating to the conduct of the business of the Partnership and in resolving conflicts of interest. During the existence of the Partnership, the General Partner shall devote such time and effort to the Partnership business and operations as shall be necessary to promote fully the interests of the Partnership and the mutual best interests of the Partners; however, it is specifically understood and agreed that the General Partner shall not be required to devote full time to Partnership business, and (subject to the other express provisions hereof) the General Partner and Affiliates at any time and from time to time may engage in and possess an interest in other business ventures of any and every type and description, independently or with others, including, without limitation, the ownership, acquisition, exploration, development, operation, and management of oil and gas properties, oil and gas drilling programs, and partnerships similar to this Partnership (but the General Partner promptly shall notify the Limited Partner of any such action involving Leasehold Interests in which the Partnership also owns an interest unless otherwise expressly provided herein); and

(subject to the other express provisions hereof) neither the Partnership nor the Limited Partner by virtue of this Agreement shall have any right, title, or interest in or to such independent ventures. In addition to the Management Fee, the General Partner shall be entitled to reimbursement from the Partnership for the reasonable out-of-pocket expenses (including the portion of salaries of the General Partner's employees allocable (based on time) to Partnership activities, but in no event pension or other benefits or any other form of overhead) incurred by it on account of the duties and services provided, furnished, or performed by it as General Partner; provided, however, that with respect to Organizational Costs, the provisions of Section 4.09 shall apply.

         4.08    Compliance. The General Partner shall:

                 (a) Comply in all respects with the terms of this Agreement;

                 (b) Cause all Affiliates to comply with the terms of this Agreement; and

                 (c)      Cause the Partnership:

                          (i) To comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject;

                          (ii)    To comply with all applicable laws,
         ordinances, or governmental rules and regulations to which the Partnership is subject;

                          (iii) To obtain and maintain in good standing all licenses, permits, franchises, and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations; and

                          (iv) To expend Partnership funds in accordance with this Agreement and, in particular, to expend Capital Contributions for the purposes for which they are advanced hereunder.

         4.09 Organizational Costs and Organizational Fee. The Partnership shall pay the Organizational Fee to the General Partner and shall be responsible for and pay all Organizational Costs. To this end, the Partnership shall reimburse the General Partner for all Organizational Costs it shall incur on behalf of the Partnership.

         4.10 Management Fee. The Partnership shall pay the General Partner, monthly within 5 days after billing, the direct internal general and administrative costs incurred by the General Partner in managing the Partnership's Leasehold Interests. Bills shall be submitted to the Partnership by the General Partner by the 10th of each month, itemizing the direct general and administrative costs incurred by the General Partner during the previous month to manage the Partnership's Leasehold Interests; provided, however, in no event shall a monthly bill from the General Partner exceed $10,000.

                                   ARTICLE V.

                                     TAXES

         5.01 Tax Returns. The General Partner shall prepare and timely file the necessary federal (and any state) income tax returns for the Partnership and shall use its best efforts to prepare and file properly such income tax returns, including making the elections described below. In addition, the General Partner each year shall submit a copy of the final partnership return figures to the Limited Partner not later than 15 days before such Partnership return must be filed. The General Partner will consider in good faith any reasonable changes in such return recommended by the Limited Partner. The Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the General Partner to prepare and file such partnership income tax returns.

         5.02 Tax Elections. The General Partner shall make the following elections on the appropriate returns of the Partnership:

                 (a) In accordance with Section 263(c) of the Code and the applicable income tax regulations and comparable provisions of state law, to deduct as an expense intangible drilling and development costs with respect to productive and nonproductive wells, and the preparation of wells for production of oil or gas;

                 (b) To adopt the calendar year as the Partnership's fiscal year;

                 (c)      To adopt the accrual basis of accounting;

                 (d) If there is a distribution of Partnership property as described in Section 734 of the Code or if there is a transfer of a Partnership interest as described in Section 743 of the Code, upon written request of any Partner to the General Partner, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties; provided, however, that the Partner making such request shall pay any incremental accounting costs for determining such adjustment;

                 (e) To claim cost recovery deductions in accordance with the accelerated cost recovery system described in Section 168 of the Code;

                 (f) To elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

                 (g) Any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the provisions of Subchapter K, Chapter 1, Subtitle A of the Code or any similar provision of any state's income tax laws.

         5.03 Maintenance of Status as Partnership. The General Partner at all times during the existence of the Partnership shall maintain a net worth not less than the following:

                 (a) If and while the General Partner shall have an interest in only one limited partnership, the total contributions of all partners to which are less than $2,500,000, 15% of such total contributions or $250,000, whichever shall be the less;

                 (b) If and while the General Partner shall have an interest in only one limited partnership, the total contributions of all partners to which shall be $2,500,000 or more, 10% of such total contributions; and

                 (c) If and while the General Partner shall have an interest in more than one limited partnership, an amount as large as the sum of the amounts required under Subsections (a) and (b) above for each separate limited partnership.

For the purposes of computing the net worth of the General Partner, the current fair market value of its assets will be used and there will be excluded from such assets any interest in, and any notes and accounts receivable from and payable to, any limited partnership. The General Partner hereby agrees to indemnify and save the Limited Partner harmless from all liabilities, costs, expenses, and damages (including, without limitation, any increased tax liability or obligations and attorneys' fees and costs of suit) the Limited Partner may incur in the event of a breach of this Section 5.03 by the General Partner; provided, however, that such indemnification shall not arise if, within 30 days following the event causing such breach, the General Partner shall notify the Limited Partner of its election to dissolve the Partnership pursuant to Section 11.01(c) if such an election then shall be permitted.

         5.04 Partnership Tax Audits. The General Partner will be treated as the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. The General Partner shall inform all other Partners of all matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within five days after becoming so informed, and the General Partner shall not take any action contemplated by Sections 6222 through 6232 of the Code unless the General Partner shall have (i) given the Limited Partner prior notice of the contemplated action and (ii) if such action in any way binds or limits the rights of the Limited Partner, received the consent of the Limited Partner thereto. This provision is not intended to authorize the General Partner to take any action left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.

                                  ARTICLE VI.

                           RIGHTS OF LIMITED PARTNER

         6.01 Generally. In addition to the other rights specifically set forth herein, the Limited Partner shall have the right:

                 (a) To have the Partnership books kept at the principal place of business of the Partnership and at all reasonable times to inspect and copy any of them;

                 (b) To have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable;

                 (c) To have dissolution and winding up by decree of court as provided for in the Act;

                 (d) To approve (i) the dissolution and winding up of the Partnership; (ii) any amendment of this Agreement; (iii) the sale, exchange, lease, mortgage, pledge, or other transfer of a material portion of the assets of the Partnership other than in the ordinary course of business; and (iv) the incurrence, renewal, or refinancing of a debt by the Partnership other than in the ordinary course of business;

                 (e) To consult with and advise the General Partner with respect to any matter related to the business of the Partnership; and

                 (f) To exercise all other rights of a limited partner under the Act.

If not otherwise permitted under other provisions of the Act, the provisions hereof granting the Limited Partner the right to advance funds to the Partnership, to propose to third parties that they advance funds to the Partnership, to approve assignments of the General Partner's interests as provided herein, to approve any of the matters set forth in Section 4.04 as requiring the consent of all the Partners, and to make other decisions contemplated hereby are not regarded by the parties hereto as, and shall not be deemed to be, "participation...in the control of the business of the limited partnership" within the meaning of Section 17-303 of the Act.

         6.02 Limitations. The Limited Partner shall not have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

         6.03 Limited Liability. The Limited Partner shall not be liable for the losses, debts, liabilities, contracts, or other obligations of the Partnership except to the extent of (a) any unpaid Capital Contributions the Limited Partner has agreed to make as described in Sections 2.01 and 2.02, (b) the Limited Partner's share of the assets of the Partnership, and (c) its share of the undistributed net profits of the Partnership. The Limited Partner shall not be required to make any loans to the Partnership. If all or any portion of the Limited Partner's Capital Contributions is returned to it as defined in
Section 17-608(c) of the Act, it will be liable to the Partnership in accordance with Sections 17-608(a) and (b) of the Act. The Partnership shall indemnify the Limited Partner and hold it harmless from and against all losses, costs, liabilities, and expenses it shall incur on account of its being a Partner in the Partnership beyond the matters previously set forth in this
Section 6.03 as matters for which it shall be liable; provided, however, that such indemnification shall not apply to the extent that such losses, costs, liabilities and expenses shall have arisen pursuant to Section 17-303(a) of the Act on account of the Limited Partner's having participated in control of the business of the Partnership.

         6.04 Trustee. If the General Partner shall fail to comply with any material provision hereof and such failure shall have continued for a period of 30 days following notice thereof from the Limited Partner, or if an event described in Section 11.01(g) or (h) shall occur with respect to the General Partner, the Limited Partner may cause the Partnership, at the General Partner's sole expense, to assign the Partnership's rights to receive revenues to a trustee named by the Limited Partner. Such trustee shall receive and hold Partnership revenues for the benefit of all the Partners but shall not have the rights of the

General Partner hereunder. The trustee's sole right and responsibility shall be to receive Partnership funds and disburse them in accordance with the other provisions of this Agreement.

                                  ARTICLE VII.

                                 DISTRIBUTIONS

         7.01 Monthly Distributions. Concurrently with delivery of the statement described in the first sentence of Section 2.03 (or, if no Capital Contributions then are to be made, at the time such statement would have been sent), commencing with the month following the month in which the General Partner first receives Revenues attributable to the activities of the Partnership, the General Partner shall distribute to the Partners all Distributable Net Revenues of the Partnership during the immediately preceding calendar month; provided, however, that the General Partner, at its option, may cause the Partnership to retain all or any portion of such amount up to the amount the Limited Partner then shall be obligated to contribute to the capital of the Partnership pursuant to the statement contemporaneously delivered pursuant to Section 2.03 or pursuant to Section 2.04, and any sums so retained shall be deemed to satisfy the Limited Partner's obligation to make such portion of the Capital Contribution it then shall be required to make. All distributions of Distributable Net Revenues realized (i) prior to the time the Note has been paid in full, or (ii) prior to the time the Mortgages and Deed of Trust have been foreclosed in cancellation of the indebtedness secured thereby and all properties acquired as a result of the foreclosure contributed to the Partnership, shall be made 100% to the General Partner. All distributions of Distributable Net Revenues realized (i) after the time the Note has been paid in full, or (ii) after the time the Mortgages and Deed of Trust have been foreclosed in cancellation of the indebtedness secured thereby and all properties acquired as a result of the foreclosure contributed to the Partnership, shall be made to the Partners in accordance with their respective Sharing Ratios. Anything to the contrary contained in this Section 7.01 notwithstanding, however, the General Partner shall be entitled to cause the Partnership to retain any Distributable Net Revenues that would otherwise be required to be distributed to the partners to the extent needed to fund Cost Overruns, provided that the aggregate of such retained Distributable Net Revenues and the additional borrowings made as contemplated in the last sentence of Section 2.07 hereof shall not exceed $700,000 at any one time.

         7.02 Method of Payment. All distributions to the Limited Partner shall be made by wire transfer in immediately available funds to such bank or address and in accordance with such instructions as the Limited Partner may from time to time give to the General Partner. Any distributions required to be paid but not paid within ten days after the date due shall bear interest at a rate equal to the Interest Rate from the due date until paid minus the interest, if any, earned on such funds during such period while they are deposited in the Partnership Account.

                                 ARTICLE VIII.

                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

         8.01 Maintenance of Books. The Partnership's books shall be maintained in accordance with the terms of this Agreement at the principal place of business of the Partnership. The calendar year shall be selected as the accounting year of the Partnership and the Partnership's books of account shall be maintained on an accrual basis according to the successful efforts method. The costs and revenues of the Partnership shall be reported on a well-by-well basis.

         8.02 Periodic Reports. If requested by the Limited Partner, concurrently with the delivery of the statement described in the first sentence of Section 2.03 (or, if no Capital Contributions then are to be made, at the time such statement would have been sent), the General Partner shall deliver to the Limited Partner a moving 12-month statement of Partnership monthly production and the related revenue and lease operating expenses on a well-by-well basis, and of costs by well itemized by appropriate tax classification with respect to new Partnership Wells. The General Partner also shall deliver to the Limited Partner an annual reserve report prepared by an independent petroleum engineering firm selected by the General Partner and reasonably acceptable to the Limited Partner. The General Partner shall use its best efforts to prepare any additional reports reasonably requested by the Limited Partner at the expense of the Limited Partner. The General Partner shall furnish copies of all written reports delivered pursuant to this Section
8.02 to such other persons as the Limited Partner reasonably may request. The costs of all such reports shall be borne by the Partnership. The Limited Partner shall not disclose or divulge to any person (other than its employees, auditors, counsel, or other consultants) any information contained in any such report that is expressly identified as confidential or proprietary in writing at the time of its delivery to the Limited Partner and will keep confidential any such information; provided, however, that the Limited Partner shall not be obligated to treat as confidential any information (a) that is or becomes publicly available or readily ascertainable from public sources or that the Limited Partner receives from a third party (other than the General Partner's or the Partnership's employees, auditors, or counsel), (b) as may be required or appropriate in any report, statement, or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the

Limited Partner or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to the extent that the Limited Partner believes it appropriate to comply with any law, order, regulation, or ruling applicable to it, and (e) to the extent that the Limited Partner believes it appropriate to disclose such information to the prospective transferee of all or any of its interest as Limited Partner, but only to the extent that such prospective transferee shall agree to be subject to the same terms and conditions described in this sentence and that such disclosure is not in violation of applicable securities laws.

         8.03 Quarterly Financial Reports. The General Partner shall furnish the Limited Partner quarterly financial reports of the General Partner. The Limited Partner shall not disclose or divulge to any person (other than its employees, auditors, counsel, and other consultants) any information contained in any financial statements of the General Partner delivered pursuant to this
Section 8.03 that is expressly identified as confidential or proprietary and will keep confidential any such information, subject, however, to the exceptions provided in the last sentence of Section 8.02.

         8.04 Annual Certified Financial Statements. Unless otherwise notified in writing by the Limited Partner prior to the end of the calendar year, within 90 days after the end of each calendar year during the term of this Agreement, the General Partner shall furnish the Limited Partner financial statements covering the activities of the Partnership as of the end of and for such period certified by the Certified Public Accountants. The financial statements shall include a balance sheet, an income statement, descriptions of the Partners' respective investments hereunder, and changes in Partners' capital. Such financial statements shall be prepared in accordance with generally accepted accounting principles and shall be accompanied by a report of the Certified Public Accountants certifying the statements and stating that
(a) their examination was made in accordance with generally accepted auditing standards and, in their opinion, such financial statements fairly present the financial position, financial results of operations, and changes in Partners' capital in accordance with generally accepted accounting principles consistently applied and (b) in making the examination and reporting on the financial statements described above, nothing came to their attention that caused them to believe that (i) the income and revenues were not paid or credited in accordance with the financial and accounting provisions of this Agreement, (ii) the costs and expenses were not charged in accordance with the financial and accounting provisions of this Agreement, or (iii) the General Partner failed to comply in any material respect with the financial and accounting provisions of this Agreement, or if they did conclude that the General Partner so failed, specifying the nature and period of existence of such failure. The costs of all such reports shall be borne by the Partnership. Within 120 days after the end of each fiscal year during the term of this Agreement, the General Partner at its sole cost and expense shall prepare and furnish to the Limited Partner a certified annual financial statement of the General Partner. The Limited Partner shall not disclose or divulge to any person (other than its employees, auditors, counsel, and other consultants) any information contained in any financial statements of the General Partner delivered pursuant to this Section 8.04 that is expressly identified as confidential or proprietary and will keep confidential any such information, subject, however, to the exceptions provided in the last sentence of Section 8.02.

         8.05 Additional Reports and Information. The General Partner shall furnish the Limited Partner such additional reports and information as the General Partner may consider appropriate or as the Limited Partner reasonably may request. The costs of all such reports shall be borne by the Partnership. During ordinary business hours the Limited Partner or its authorized agent or representative shall have reasonable access to all books, records, and materials in the Partnership's offices regarding the Partnership or its activities.

         8.06 Bank Account. The General Partner shall establish and maintain a separate interest-bearing account for all Partnership funds in the Partnership name at The Liberty National Bank and Trust Company of Oklahoma City or another bank having comparable or greater capital, surplus, and undivided profits. Such account shall provide the highest interest rate available at the bank for such funds. The General Partner may not commingle the Partnership funds with other funds of the General Partner.

                                  ARTICLE IX.

                   OPTIONAL OPERATIONS; LEASEHOLD ACQUISITION

         9.01    Optional Operations.

         Upon receipt of any notice pursuant to an Operating Agreement or other arrangement proposing any Optional Operation, or upon the General Partner's giving such a notice (either for itself or for the Partnership) to third parties on account of an interest in any Leasehold Interest in which the Partnership owns an interest, the General Partner shall notify the Limited Partner of the same; provided, however, that if the Election Period (as hereinafter defined) shall be less than thirty days and if the General Partner shall give such notice, the General Partner shall notify the Limited Partner of the same at least 40 days prior to the expiration of such Election Period. Such notice shall include a copy of any written notice from any third party or by the

General Partner to any third party proposing such Optional Operation, a statement of the time by which the Partnership shall be obliged contractually to notify the operator of the applicable Leasehold Interest or other appropriate person whether the Partnership elects to participate in such operation (the "Election Period"), the consequences of failing to notify such person within such period, a summary of the pertinent geological and engineering data and financial projections regarding the proposed operation, a statement (the "Statement") whether the General Partner recommends participation in such Optional Operation and whether the General Partner has agreed or intends to agree to participate with respect to any interest it owns for its own account in the Leasehold Interests affected, such title information as the Limited Partner reasonably may request, and a statement that the Limited Partner's failure to respond at least 10 days prior to the expiration of the Election Period shall be deemed to mean it elects not to make additional contributions to the capital of the Partnership to fund such Optional Operation, provided, if the Statement from the General Partner recommends that the Partnership participate in the Optional Operation in question, such Statement shall also include a cash purchase offer from the General Partner to the Partnership for the Partnership's interest in the well bore, and well bore only, of the Partnership Well (whether existing or to be drilled) which is the subject of such Optional Operation setting forth the terms of such offer including, without limitation, the amount which the General Partner offers to pay for such interest.

         If the Statement from the General Partner recommends that the Partnership not participate in the Optional Operation in question, the Partnership will not participate in such Optional Operation. Instead, the Partnership will, subject to the other provisions of this Agreement including, without limitation, Sections 4.04 and 6.01 hereof, follow the General Partner's recommendation (which shall be contained in such Statement) to (i) farm-out to a third party, which is not an Affiliate of the General Partner, the Partnership's interest in the well bore, and well bore only, of the Partnership Well (whether existing or to be drilled) which is the subject of the proposed Optional Operation, (ii) sell such interest to a third party which is not an Affiliate of the General Partner, or (iii) be subject to the non-consent provisions of the applicable Operating Agreement.

         If the Statement from the General Partner recommends that the Partnership participate in the Optional Operation in question, the Limited Partner shall have the right (but not the obligation), at its sole option, to make additional contributions of capital to the Partnership to fund such Optional Operation, which election may be exercised by the Limited Partners' notifying the General Partner at least 10 days before the expiration of the Election Period whether it elects to make such Optional Contributions; provided, however, the Limited Partner's failure to notify the General Partner of its election at least 10 days before the expiration of the Election Period shall be deemed to mean it has elected not to make such Optional Contributions. If the Limited Partner elects, or is deemed to elect, not to make additional contributions to the capital of the Partnership to fund the proposed Optional Operation, then the General Partner shall not cause the Partnership to participate in such Optional Operation, and shall either (i) cause the Partnership to give all notices, make such elections, and take all such further actions as may be necessary to prevent the Partnership from becoming obligated to so participate, or (ii) farm-out to a third party, which is not an affiliate of the General Partner, the Partnership's interest in the Partnership Well which is the subject of the proposed Optional Operation; provided, however, if the Limited Partner consents in writing at least 10 days before the expiration of the Election Period, the Partnership may accept the General Partner's purchase offer and sell its interest in the Partnership Well in question to the General Partner. Anything to the contrary contained in this Section 9.01 notwithstanding, but subject to the remainder of this sentence, the General Partner may cause the Partnership to participate in an Optional Operation notwithstanding the Limited Partner's election not to make Optional Contributions with respect thereto, to the extent that Distributable Net Revenues retained by the Partnership pursuant to the last sentence of Section 7.01 and borrowings made as contemplated by the last sentence of Section 2.07 hereof, are sufficient therefor and for all other expenses of the Partnership.

         9.02 Acquisition of Leasehold Interests. Whenever the General Partner receives a request or proposal under any agreement or arrangement to which the Partnership is a party for the Partnership to acquire Leasehold Interests that are covered by an Operating Agreement, or at any other time that the General Partner desires to propose that the Partnership acquire additional Leasehold Interests that are covered by an Operating Agreement, the General Partner may (but shall not be obligated to) propose that the Partnership acquire Leasehold Interests by giving notice thereof to the Limited Partner. Such notice shall include copies of proposed acquisition documents, a statement of the proposed Acquisition Amount therefor, a summary of the pertinent geological, geophysical, and engineering data, financial projections regarding the proposed acquisition, title information (if such Leasehold Interests then shall be producing) a summary of any existing reserve report, if available, (if such notice shall be from the General Partner), and a statement whether the General Partner recommends such acquisition and whether the General Partner has agreed or intends to agree to acquire an interest in such Leasehold Interest for its own account. The Limited Partner shall have the right (but not the obligation), at its sole option, to make additional contributions to the capital of the Partnership therefor, and the Limited Partner shall notify the General Partner whether it elects to make such contributions; provided, however, that the Limited Partner's failure to notify the General Partner of its election within 30 Business Days after its receipt of the General Partner's notice shall be deemed to mean it has elected not to make such contributions. If the Limited Partner elects not to make such contributions, or if the Limited Partner has not made its election before the Partnership is required to notify any party as to the Partnership's decision, or if the General Partner does not give notice of the proposed acquisition to the Limited Partner, then the General Partner shall not cause the Partnership to acquire such Leasehold Interests, and shall cause the Partnership to give all notices, make such elections and to take all such other actions as may be necessary to prevent the Partnership from becoming obligated to so acquire same.

         9.03 Limitation. Under no circumstances shall the Limited Partner be obligated by this Article IX to contribute more to an acquisition and/or operation, as applicable, than the maximum amount of such contributions, or upon any schedule other than the schedule for such contributions, to which it agrees in its notice to the General Partner of its election to make such contributions pursuant to this Article IX.

                                   ARTICLE X.

               ASSIGNMENT OF INTERESTS AND SUBSTITUTIONS; REMOVAL

         10.01 Assiqnment by Limited Partners. The Limited Partner may assign or otherwise transfer all or any part of its interest in the Partnership at any time, but no such assignee shall become a substitute Limited Partner unless (a) the Limited Partner shall give the assignee such right, (b) the General Partner shall consent in its sole discretion to the admission of the assignee as a substitute Limited Partner, and (c) the assignee shall execute and deliver such instruments, in form and substance reasonably satisfactory to the General Partner, as the General Partner may deem necessary to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement; and until such conditions shall be fulfilled, the Limited Partner shall continue as a limited partner of the Partnership. The Partnership and the General Partner shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as the General Partner shall have received a written assignment of such interest that complies with the terms of this Agreement. The assignor shall reimburse the Partnership for all expenses the Partnership shall incur on account of any such assignment.

         10.02 Assignment by General Partner. The General Partner shall not assign or otherwise transfer all or any part of its interest in the Partnership (including the right to receive distributions, except as hereinafter provided) without the prior written consent of the Limited Partner, and no assignee of the General Partner shall become a substitute General Partner without the prior written consent of the Limited Partner in its sole discretion. The General Partner shall not pledge, mortgage, or otherwise encumber its interest in the Partnership; provided, however, that the General Partner may pledge its right to receive any or all distributions hereunder if:

                 (i) Partnership funds are not used or obligated in any way to repay the debt secured thereby;

                 (ii) No property of the Partnership is mortgaged, pledged, or otherwise encumbered to secure such debt;

                 (iii) The Partnership's right to receive the proceeds from the sale of production attributable to its interests in Leasehold Interests is not pledged, mortgaged, or otherwise encumbered; and

                 (iv) The debt is secured by the full faith and credit of the General Partner.

All of the expenses of obtaining and servicing any assignment or financing permitted under this Section 10.02 and all repayments thereof and costs and interest or other charges related thereto shall be borne and paid by the General Partner, and in no event shall such repayments, costs, interest, or other charges be charged to the account of or paid by the Limited Partner or the Partnership.

         10.03 Partition. Neither Partner nor the Partnership shall partition or seek to partition, whether through order of any court or otherwise, any Leasehold Interest in which the Partnership owns an interest.

         10.04 Removal of the General Partner. The General Partner may be removed by the Limited Partner at any time that the Limited Partner, in the good faith exercise of its sole and absolute discretion, determines that the General Partner has experienced a material and adverse change in its financial condition and/or circumstances.

                                  ARTICLE XI.

                    DISSOLUTION, LIQUIDATION AND TERMINATION

         11.01 Dissolution. The Partnership shall be dissolved upon the first to occur of any of the following:

                 (a) The consent in writing of the General Partner and the Limited Partner;

                 (b) The election of the Limited Partner by written notice to the General Partner at any time after the earliest to occur of (i) any change in the ownership or control of the stock of the General Partner such that the current management of the General Partner no longer is ultimately directing its business and affairs, as determined by the Limited Partner in good faith, or (ii) the enactment of any legislation that, for federal or applicable state income tax purposes, either would cause the Partnership to be treated as an association taxable as a corporation or would eliminate or substantially reduce deductions, credits, or other benefits permitted as of the date hereof with respect to Initial Costs, in each case as determined by the Limited Partner in good faith;

                 (c) The election of the General Partner by written notice to the Limited Partner at any time after the date occurring three years following the date hereof;

                 (d) The sale or other disposition of all or substantially all of the assets of the Partnership;

                 (e) The removal of the General Partner in accordance with the provisions of Section 10.04 hereof;

                 (f) The occurrence of any event that, under the Act, causes the dissolution of a limited partnership;

                 (g) Entry of a decree or order relating to a Partner by a court having jurisdiction (i) granting relief under Title 11 of the United States Code or any successor statute; (ii) approving as properly filed a petition seeking reorganization of such party under Title 11 of the United States Code or any successor statute, or any other state or federal law; (iii) for the appointment of a receiver, liquidator, trustee in bankruptcy or insolvency of such Partner or of the property of such Partner; (iv) appointing a custodian, trustee, receiver, or agent with authorization to take charge of a material portion of the property of a Partner for the purpose of enforcing a lien against such property; or (v) for the winding up or liquidation of the affairs of a Partner, and, in any such case, such decree or order shall have remained in force undischarged and unstayed for 60 days;

                 (h)      December 31, 2010; or

                 (i) The election of either Partner by written notice to the other, at any time after October 31, 1995, if the Note has not been paid in full by such date.

         11.02 Covenant Not to Withdraw. Except for causing a dissolution pursuant to Section 11.01(c), the General Partner covenants and agrees not to withdraw voluntarily from the Partnership, whether directly or by dissolution or any other voluntary act. If the General Partner shall violate such covenant and agreement, the withdrawal shall be effective for purposes of Section 11.01 to cause a dissolution of the Partnership, but the General Partner shall be liable to the Limited Partner for all damages suffered or incurred by it as a result of such withdrawal. For purposes of this Agreement, a "voluntary withdrawal" by the General Partner shall consist of any of the applicable events set forth in Section 17-402 of the Act other than those described in subparagraphs (3) and (5) thereof.

         11.03 Continuation and Reconstitution. Upon the occurrence of any event that would cause a dissolution pursuant to Section 11.01 that also constitutes an "event of withdrawal of a general partner" as defined in Section 17-101(3) of the Act, the Partnership shall, notwithstanding anything to the contrary contained in Section 17-801(3) of the Act, be dissolved but shall not be wound up by reason of such event if, within 90 days after such event, the Limited Partner agrees in writing to continue the business of and reconstitute the Partnership and to the appointment of, effective as of the date of such event, a new general partner of the Partnership, which shall be admitted as the general partner and shall succeed to the rights and duties of the General Partner hereunder. In the event the Partnership shall be so continued and reconstituted, the Partnership shall distribute to the General Partner an amount equal to the amount that would have been distributed to the General Partner pursuant to Section 11.04 had the Partnership been liquidated at that time. The General Partner's consent shall not be required for any continuation and reconstitution hereunder or for the designation of the new general partner hereunder. The Limited Partner's right to elect to continue the business of and reconstitute the Partnership may be exercised at its sole option, and its failure to exercise such right shall not relieve the General Partner of any of its obligations, including, without limitation, those arising pursuant to
Section 11.02.

         11.04 Liquidation and Termination. Upon dissolution of the Partnership, the General Partner shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein; provided, however, that if the Partnership shall be dissolved pursuant to the provisions of Section 11.01(c), (e), or, to the extent such event affects the General Partner only, (g) or Section 11.02, the liquidator shall be a person selected in writing by the Limited Partner. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distribution as provided herein. Once liquidation shall be completed a final accounting shall be made of the affairs of the Partnership and of each Partner from the date of the last accounting. In the event the Partnership shall be dissolved and liquidated pursuant to the provisions of Section 11.01(c), (e), or, to the extent such affects the General Partner only, (g) or Section 11.02, all costs associated with liquidation of the Partnership shall be borne by the General Partner; otherwise, the costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

                 (a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Certified Public Accountants of the Partnership's assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as appropriate;

                 (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation and any advances made by the Partners pursuant to Section 2.07) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                 (c) All remaining assets of the Partnership shall be distributed to the Partners as follows:

                          (i) If all Partners consent, selected Partnership property may be sold, and any resulting gain or loss (including Simulated Gain or Simulated Loss) from each sale shall be computed and allocated to the capital accounts of the Partners as provided in Sections 2.08 and 3.02; provided, however, that any interest in any Leasehold Interest contributed by a Partner for which such Partner shall not yet have received credit as required by Section 2.08, shall be reassigned to such Partner;

                          (ii) With respect to any properties of the Partnership not sold pursuant to clause (i) above, the fair market value of such properties shall be determined and the unrealized gain or loss (including unrealized Simulated Gain or Simulated Loss) that would have been realized if the sale of all such properties at their fair market values had occurred shall be charged or credited to the capital accounts of the

         Partners above as if such properties had been actually sold;

                          (iii) After the allocations of gain or loss (including Simulated Gain or Simulated Loss) required by clauses (i) and (ii) above shall have been credited or debited, as the case may be, to the capital accounts of the Partners, the balances of the capital accounts of the Partners shall be determined. If the General Partner has a deficit balance in its capital account, it shall restore the amount of such deficit balance to the Partnership within 90 days and thereafter, the capital accounts of all Partners shall be satisfied in full. In the event cash proceeds or property of sufficient value are unavailable to satisfy the capital accounts of the Partners, distribution shall be made to the Partners in proportion to the ratio of their positive capital accounts.

All assignments made under the provisions of this Section 11.04 shall be made in a form acceptable to the Partnership and assignee and shall be made subject to the liability of each assignee for costs, expenses, and liabilities theretofore incurred or for which the Partnership shall have committed prior to the date of termination and such costs, expenses, and liabilities shall be allocated to such assignee pursuant to this Section 11.04. The distribution of cash and/or property to a Limited Partner in accordance with the provisions of this Section 11.04 shall constitute a complete return to the Limited Partner of its Capital Contributions and a complete distribution to the Limited Partner of its interest in the Partnership and all the Partnership's property.

         11.05 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the person acting as liquidator (or the Partners if necessary) shall cause the cancellation of the Certificate and shall take such other actions as may be necessary to terminate the Partnership.

                                  ARTICLE XII.

                               GENERAL PROVISIONS

         12.01 No Third-Party Beneficiaries; Assignability, Binding Nature. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any person or entity not a party hereto any right, remedy, or claim under or by reason of this Agreement. Except as expressly provided herein, the rights and duties of the parties hereunder are not assignable. Subject to the prior provisions of this Section 12.01, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

         12.02 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties hereto in connection therewith.

         12.03 Partial Invalidity. In case any one or more of the covenants, agreements, or provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining covenants, agreements, or provisions hereof shall be in no way affected, prejudiced, or disturbed thereby.

         12.04 Notices. All notices, consents, approvals, requests, demands, or other communications required or permitted to be given hereunder shall be in writing, shall be given by mail, return receipt requested, postage prepaid, prepaid telegram with confirmation of delivery obtained, or personally delivered with confirmation of delivery obtained and shall be deemed to have been duly given when received at the address specified below:

         If to the General Partner:

                 Alexander Energy Corporation
                 Triad Center
                 501 Northwest Expressway, Suite 600
                 Oklahoma City, Oklahoma 73118

                 Attention:  Bob G. Alexander

         If to the Limited Partner:

                 John Hancock Mutual Life Insurance Company
                 John Hancock Place
                 200 Clarendon Street
                 P.O. Box 111
                 Boston, Massachusetts 02117

                 Attention:       Bond and Corporate Finance Department, T-57
                                  (and, if regarding any statement pursuant to Section 2.03, an additional copy to Securities Administration)

provided, however, that if any Election Period shall be less than five Business Days or any well shall be in progress of the kind described in Section 9.02, any notice with respect thereto may be made by telephone, if to the General Partner, to Bob G. Alexander at (405) 840-5020, and if to the Limited Partner, to William A.

Kinsley at (617) 421-4998. Any party shall have the right to change its address for notice hereunder from time to time to such other address within the continental United States of America as may hereafter be furnished in writing by such party to the other parties hereto.

         12.05 Further Assurances. Each party hereto from time to time shall do and perform such further acts and execute and deliver such further instruments, assignments, and documents as may be required or reasonably requested by the other party to establish, maintain, or protect the respective rights and remedies of the parties hereto and to carry out and effect the intentions and purposes of this Agreement.

         12.06 Rights Cumulative. The rights and remedies granted to the parties under this Agreement shall not be exclusive rights and remedies but shall be in addition to all other rights and remedies available at law or in equity.

         12.07 Amendment. This Agreement may be modified or amended at any time, but only by a writing signed by both Partners.

         12.08 No Waiver. The failure of any party hereto to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

         12.09 Internal References. Unless otherwise specified, all references in this Agreement to "Articles" and "Sections" are to articles and sections of this Agreement, and all references to "Exhibits" are to Exhibits attached to this Agreement, all of which are made parts hereof for all purposes.

         12.10 Counterpart Execution. This Agreement may be executed in a number of counterparts, each of which shall have the force and effect of an original although constituting but one instrument for all purposes.

          IN WITNESS WHEREOF, the Partners have executed this Agreement on the date set forth first above.

GENERAL PARTNER:                          ALEXANDER ENERGY CORPORATION

                                          By:  /s/ BOB G. ALEXANDER
                                               -------------------------------
                                               Name: Bob G. Alexander
                                               Title: President

LIMITED PARTNER:                          JOHN HANCOCK MUTUAL LIFE
                                          INSURANCE COMPANY

                                          By:  /s/ WILLIAM A. KINSLEY
                                               -------------------------------
                                               Name: WILLIAM A. KINSLEY
                                               Title: Senior Investment Officer

                                   EXHIBIT A

                     CERTIFICATE OF LIMITED PARTNERSHIP OF
                        AEJH 1987-A LIMITED PARTNERSHIP

         This Certificate of Limited Partnership of AEJH 1987-A Limited Partnership (the "Partnership") is being executed and filed by the undersigned General Partner (the "General Partner") to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

                                   ARTICLE I

         The name of the limited partnership formed hereby is

                        AEJH 1987-A LIMITED PARTNERSHIP


                                   ARTICLE II

         The address of the registered office of the Partnership in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801.

                                  ARTICLE III

         The name and business address of the General Partner of the Partnership is:

            Name                               Business Address
            ----                               ----------------
Alexander Energy Corporation              600 Triad Center
                                          501 Northwest Expressway
                                          Oklahoma City, Oklahoma 73118

          IN WITNESS WHEREOF, the undersigned has executed this Certificate this ______ day of____________, 1987.

GENERAL PARTNER:                          ALEXANDER ENERGY CORPORATION

                                          By:_________________________________
                                             Bob G. Alexander, President

                                   EXHIBIT B

                                   Insurance

         At all times during the conducting (including predrilling and exploratory drilling activity) of operations hereunder:

         A. Workmen's Compensation and/or Employer's Liability Insurance in amounts reasonably sufficient to cover liability for injury to or death of operator's employees, such insurance if required by laws of the state in which the leased lands are located, to be in conformity with such laws.

         B. Comprehensive General Liability Insurance with combined limits of not less than $500,000 and no deductibles covering bodily injury and property damage liability, including coverage for the following hazards:

                 Personal Injury
                 Broad Form PD
                 Premises Medical
                 Broad Form Contractual
                 Additional Insured - Working Interest
                 Underground Resources & Equipment (also see paragraph D below)
                 Blowout & Cratering (also see paragraph E below)
                 Explosion, Collapse & Underground PD
                 Incidental Malpractice
                 Waiver of Subrogation
                 Owner's Protective

         C. Comprehensive Automobile Liability Insurance with combined limits of not less than $500,000 and deductibles not greater than $500 covering bodily injury and property damage liability, including coverage for all owned, hired and nonowned vehicles.

         D. Umbrella Liability Insurance in an amount not less than $5,000,000 in excess of all primary limits.

         E. Operator's Expense Indemnity Insurance of at least $3,000,000 on an annual basis as a combined single limit covering: costs incurred as a result of blowout of a well, including damage to drilling and production equipment, cleanup, containment and redrilling, and liability for gradual pollution, subject to a $25,000 deductible per occurrence.

         In addition, the Partnership will carry such other available insurance as is necessary to protect the Partnership against losses due to casualty and will require contractors and subcontractors to maintain such insurance. The policies shall contain a waiver of territorial restrictions where necessary, and otherwise shall conform to the provisions set forth in the Cer-tificate and Agreement of Limited Partnership to which this Exhibit B is attached. The insurance policies will be underwritten by insurance companies having a Best's Rating of A+.

                              STATE OF DELAWARE


                                    [LOGO]


                         OFFICE OF SECRETARY OF STATE


                                _____________



        I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERHIP OF AEJH 1987-A LIMITED PARTNERSHIP FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF DECEMBER, A.D. 1987, AT 10 O'CLOCK A.M.













                                                    MICHAEL HARKINS
                                      ------------------------------------------
  [SEAL]                                  Michael Harkins, Secretary of State


873620246                             AUTHENTIFICATION:  11518430

                                                  DATE:  12/28/1987

                     CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF
                        AEJH 1987-A LIMITED PARTNERSHIP

         This Certificate of Limited Partnership of AEJH 1987-A Limited Partnership (the "Partnership") is being executed and filed by the undersigned General Partner (the "General Partner") to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

                                   ARTICLE I

         The name of the limited partnership formed hereby is

                        AEJH 1987-A LIMITED PARTNERSHIP


                                   ARTICLE II

         The address of the registered office of the Partnership in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801.

                                  ARTICLE III

         The name and business address of the General Partner of the Partnership is:

            Name                               Business Address
            ----                               ----------------
Alexander Energy Corporation              600 Triad Center
                                          501 Northwest Expressway
                                          Oklahoma City, Oklahoma 73118

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 24th day of December, 1987.

GENERAL PARTNER:                          ALEXANDER ENERGY CORPORATION

                                          By: /s/ BOB G. ALEXANDER
                                              --------------------------------
                                              Bob G. Alexander, President